Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of Vroom, Inc. of our report dated March 12, 2020, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2 under Liquidity and Management’s Plan, as to which the date is May 12, 2020, relating to the financial statements of Vroom, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 5, 2020